EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-___) pertaining to the Kagoor Networks, Inc. 2003 General Stock Option Plan, the Kagoor Networks Inc. 2003 Israel Stock Option Plan, and the Kagoor Networks, Inc. 2000 Stock Option Plan, of our reports dated March 1, 2005, with respect to the consolidated financial statements and schedules of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Juniper Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Juniper Networks, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

     San Jose, California

     April 28, 2005